Grant Park Fund Weekly Commentary

For the Week Ended March 4, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (Apr 2006 - Mar 2011)

Class	Week ROR	MTD MAR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	2.1%	1.3%	3.1%	11.7%	1.6%	6.7%	5.7%	6.7%	12.5%	-16.5%	0.6%	0.9%
B**	2.0%	1.3%	3.0%	11.0%	0.9%	5.9%	N/A	5.9%	12.5%	-17.1%	0.5%	0.8%
Legacy 1***	2.0%	1.2%	3.3%	13.2%	N/A	N/A	N/A	2.9%	10.7%	-10.9%	0.3%	0.4%
Legacy 2***	1.9%	1.2%	3.2%	12.7%	N/A	N/A	N/A	2.6%	10.6%	-11.1%	0.3%	0.3%
Global 1***	1.6%	1.0%	2.2%	9.3%	N/A	N/A	N/A	0.3%	10.1%	-13.3%	0.1%	0.0%
Global 2***	1.6%	1.0%	2.2%	9.1%	N/A	N/A	N/A	0.0%	10.1%	-13.5%	0.1%	0.0%
Global 3***	1.6%	1.0%	1.8%	7.1%	N/A	N/A	N/A	-1.9%	10.1%	-14.6%	-0.1%	-0.2%

S&P 500 Total Return Index****	0.1%	-0.4%	5.4%	15.1%	2.2%	2.5%	3.3%	2.5%	17.9%	-51.0%	0.2%	0.2%
Barclays Capital U.S. Long Gov Index****	-1.0%	-1.3%	-2.2%	6.0%	3.6%	6.0%	6.3%	6.0%	11.2%	-12.3%	0.6%	0.9%

* Performance metrics are calculated using March 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
Commodities	14%	Long	Corn	3.1%	Long	8%	Long	Corn	2.1%	Long
			Sugar	1.6%	Long			Sugar	1.6%	Long
Currencies	26%	Short $	Euro	2.6%	Long	30%	Short $	Euro	3.7%	Long
			Swiss franc	2.0%	Long			Swiss franc	3.1%	Long
Energy	16%	Long	Natural Gas	3.5%	Short	15%	Long	Natural Gas	4.2%	Short
			Brent Crude Oil	3.0%	Long			Crude Oil	3.6%	Long
Equities	14%	Long	S&P 500	2.9%	Long	15%	Long	S&P 500	3.3%	Long
			Nasdaq	1.4%	Long			Nasdaq	1.5%	Long
Fixed Income	16%	Short	U.S. 2-Year Treasury Notes	3.0%	Long	21%	Short	U.S. 2-Year Treasury Notes	5.7%	Long
			Bunds	2.1%	Short			Bunds	3.3%	Short
Metals	14%	Long	Gold	4.1%	Long	11%	Long	Gold	4.0%	Long
			Nickel	2.6%	Long			Nickel	1.6%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Commodities	Soybean markets rose on speculation recent heavy rains in Brazil will delay harvesting. Wheat prices moved higher as dry weather and heavy winds in the Midwestern U.S. weighed on production forecasts.
Currencies

The U.S. dollar weakened against major currencies as rising energy prices had a negative impact on economic growth expectations. In Europe, speculation the ECB will raise interest rates propelled the euro higher against counterparts. The New Zealand dollar posted losses following comments from the nation's Prime Minster forecasting a reduction in interest rates.

Energy

Escalating tensions in Libya and surrounding countries raised fears about future oil supplies and created a strong rally in the crude oil markets. Forecasts for strong U.S. employment data, a sign that domestic industrial production may increase, also helped to move crude oil prices higher. Natural gas prices fell nearly 5% following an Energy Information Administration Report showing forecasts for increased production.

Equities

Japanese equity markets finished the week higher as strong U.S. employment estimates prompted buying. In Europe, elevated energy prices weighed on the outlook for the Eurozone economy, moving share prices lower.

Fixed Income

U.S. Treasury prices declined as positive employment data and reports showed strong manufacturing data for February supported prices. Prices on German bunds moved lower, as optimistic economic data from the Eurozone put pressure on demand for fixed-income products.

Metals

Precious metals markets rose to near-record highs due to concerns regarding the instability in the Middle East and fears surrounding inflation. Base metals prices moved higher as reports of improving U.S. manufacturing data supported industrial demand forecasts. Weakness in the U.S. dollar also helped move precious and base metals markets higher.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.